Exhibit 99.2

Strongbridge Biopharma plc Announces Positive Top-Line Results from the Pivotal Phase 3 SONICS Study of RECORLEV™ (levoketoconazole) for the Treatment of Endogenous Cushing’s Syndrome

~ SONICS Study Met Primary Endpoint with RECORLEV Demonstrating a Statistically Significant Normalization Rate of Urinary Free Cortisol at Six Months ~

~ Key Secondary Endpoints Evaluating Cardiovascular Risk Markers Showed Statistically Significant and Clinically Meaningful Improvements from Baseline ~

~ RECORLEV was Generally Well Tolerated with Only 3.2 Percent of Patients Demonstrating an Increase in Alanine Aminotransferase Measurement of Greater Than Five Times the Upper Limit of Normal ~

~ Strongbridge Plans to Discuss Potential for Accelerated Approval of RECORLEV with FDA ~

~ Company to Host Conference Call Today at 8:30 AM EDT ~

DUBLIN, Ireland and TREVOSE, Pa., August 8, 2018 — Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today announced top-line results from the multinational, pivotal Phase 3 SONICS study evaluating RECORLEV™ (levoketoconazole) for the treatment of endogenous Cushing’s syndrome.

The open-label, single-arm SONICS study achieved statistical significance of its pre-specified primary endpoint, with 30 percent of patients achieving normalization of mean urinary free cortisol (UFC) following six months of maintenance treatment with RECORLEV without a dose increase (p<.025). Sensitivity analyses as well as secondary and exploratory endpoints of UFC response were supportive of the primary endpoint.

For key secondary endpoints of cardiovascular risk, including fasting blood glucose, hemoglobin A1C, total cholesterol, low density lipoprotein (LDL)-cholesterol, body weight and body mass index (BMI), RECORLEV demonstrated statistically significant and clinically meaningful improvements from baseline (p<.0001 for each).

Safety and tolerability findings based upon data collected through the six-month maintenance phase indicate that RECORLEV was generally well tolerated.

•                  12 patients (12.8 percent) discontinued treatment with RECORLEV due to adverse events (AEs). For the two most commonly reported AEs, no patients discontinued treatment due to nausea and one patient discontinued treatment due to headache.

•                  14 patients (14.9 percent) reported one or more serious adverse events (SAEs), of whom four had SAEs deemed drug related by investigators.

•                  One patient death was reported and not considered drug related (colon cancer).

The following tables represent the SONICS liver-related findings and the most commonly reported treatment-emergent AEs:

SONICS Liver-Related Findings

Liver-Related Findings	N=94
Liver-related AEs defined in protocol as AE of special interest	7.4%*
>3X Upper Limit of Normal (ULN) (includes those > 5x ULN)	10.6%
>5x ULN	3.2%
Bilirubin values > 1.5x ULN	0%

*No severe drug-induced liver injury; no Hy’s law; no transaminases >20x ULN; no obvious dose relationship (exposure relationships analyses pending).

SONICS Treatment-Emergent Adverse Events (≥15%)

Treatment-Emergent AE	Subjects > 1 AE	% of Enrolled (N=94)
Nausea	30	32%
Headache	26	28%
Peripheral edema	18	19%
Hypertension	16	17%
Fatigue	15	16%
Diarrhea	14	15%
Alanine Aminotransferase (ALT) increased**	14	15%

**Includes all ALT increases reported as an adverse event regardless of level or relationship to drug. A subset of these ALT increased events was also reported as AEs of special interest.

“Given the prospective design and rigorous nature of the SONICS primary endpoint, which required patients to maintain normalized mean 24-hour UFC (2 to 4 samples) without a dose increase for six months, a 30 percent intent-to-treat response rate has significant clinical relevance. The robust effect of RECORLEV in normalizing or decreasing UFC levels was complemented by key secondary endpoint data showing significant improvements in multiple markers for cardiovascular risk,” said Maria Fleseriu, M.D., FACE, professor of Neurological Surgery and Medicine, and director of the Oregon Health Sciences University Northwest Pituitary Center. “SONICS efficacy and safety results, including a low frequency (3.2 percent) of significant ALT elevations (more than five times above the upper limit of normal) without clinical sequalae and fully reversible, positions RECORLEV, if approved, to play an important role in individualized medical therapy for Cushing’s syndrome, including consideration as a first-line treatment.”

“Strongbridge would like to thank the many patients and investigators who have and are participating in the SONICS trial. The data generated from this study has and will continue to provide important insights into the understanding of Cushing’s syndrome and the use of RECORLEV. Strongbridge looks forward to working with healthcare professionals and patients to raise awareness of Cushing’s syndrome and to potentially provide a new treatment option for this disease,” said Matthew Pauls, president and chief executive officer of Strongbridge Biopharma.

Fred Cohen, M.D., chief medical officer of Strongbridge Biopharma said, “The impressive top-line results of the SONICS study suggest that RECORLEV, the 2S,4R enantiomer of ketoconazole, is an effective and well tolerated cortisol synthesis inhibitor in Cushing’s syndrome. Based on these compelling data, we look forward to discussing the potential for accelerated approval of RECORLEV with the FDA and to continuing our discussions with regulators around the world.”

About the SONICS Study

SONICS is an open-label, Phase 3 study of RECORLEV as a treatment for endogenous Cushing’s syndrome that enrolled 94 patients at centers in North America, Europe and the Middle East. Following a screening phase, SONICS has three treatment phases:

(1)         Dose Titration Phase: Patients started RECORLEV at 150 mg twice daily (300 mg total daily dose) and titrated in 150 mg increments with the goal of achieving a therapeutic dose — a dose resulting in UFC normalization — at which point titration was stopped;

(2)         Maintenance Phase: The dose was fixed and should not have been changed other than for safety reasons or loss of efficacy. At the end of the six-month maintenance phase, the UFC response rate was measured; and

(3)         Extended Evaluation Phase: Patients continue for another six months.

In order to be considered a UFC responder for the primary efficacy analysis, a patient must have met either three or four criteria, as applicable: (1) have completed the six-month maintenance phase; (2) have normal (at or below the ULN) mean 24-hour UFC on the basis of at least two (and up to four) adequate 24-hour urine samples; (3) must not have increased the dose of RECORLEV used during the entire maintenance phase and; (4) for patients with a recent history of pituitary radiation must have exhibited a rebound increase in mean UFC above the ULN following a two-week minimum withdrawal of RECORLEV at the end of maintenance phase.

Conference Call Details

Strongbridge will host a conference call on Wednesday, August 8 at 8:30 a.m. EDT. To access the live call, dial 844-285-7153 (domestic) or 478-219-0180 (international) with conference ID 2971518. The conference call will also be audio webcast from the Company’s website at

www.strongbridgebio.com under the “Investor/Webcasts and Presentations” section. A replay of the call will be made available for one week following the conference call. To hear a replay of the call, dial 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 2971518.

About Endogenous Cushing’s Syndrome

Endogenous Cushing’s syndrome (CS) is a rare but serious and potentially lethal endocrine disease caused by chronic elevated cortisol exposure. Most people with CS have a variety of signs and symptoms — many of which, when they occur by themselves, are common and do not necessarily point to an underlying disease; this makes recognition of CS difficult. Common presenting symptoms include weight gain or obesity, fatigue, muscle weakness, headaches, mood or sleep disturbances, facial rounding or redness, excess body hair growth in women or baldness in men, thinned skin with stretch marks, easy bruising and other skin changes including acne, mood or sleep disturbances and irregular periods or loss of libido. Patients are often found by their doctors to have new-onset or worsening of high blood pressure, abnormal levels of blood lipids, such as cholesterol, polycystic ovaries and abnormal blood glucose or diabetes. People with uncontrolled disease are seriously ill and have a 2- to 4-fold higher mortality rate than age- and gender-matched controls, mainly due to metabolic and cardiovascular complications. Treatment options for CS include surgery, radiation therapy, and medical treatment. CS most commonly affects adults ages 20-50 and is more prevalent in females, accounting for about 70 percent of all cases.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes MACRILEN™ (macimorelin), the first and only FDA-approved oral drug indicated for the diagnosis of adult growth hormone deficiency, RECORLEV™ (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. MACRILEN has orphan drug exclusivity in the United States, and both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements, including statements related to the potential advantages of RECORLEV, the potential for RECORLEV as a first line treatment, and discussions with regulators regarding the accelerated approval of RECORLEV, Strongbridge’s strategy, plans, status and results of other clinical trials, outcomes of product development efforts and objectives of management for future operations. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statement, including risks and uncertainties associated with clinical development and the regulatory approval process, the reproducibility of any reported results showing the benefits of RECORLEV, the adoption of RECORLEV by physicians, if approved, as treatment for any disease and the emergence of unexpected adverse events following regulatory approval and use of the product by patients. Additional risks and uncertainties relating to Strongbridge and its business can be found under the heading “Risk Factors” in Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

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